UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           The Jackson Rivers Company
                     (Name of small business in its charter)

                               Florida 65-1102865
                (State or other jurisdiction of (I.R.S. Employer
               incorporation or organization) Identification No.)

                          550 Greens Parkway, Suite 230
                                Houston, TX 77067
               (Address of principal executive offices) (Zip Code)

                                 (619) 342-7449
                           (Issuer's telephone number)

                       EMPLOYEE STOCK INCENTIVE PLAN 2006
         NON-EMPLOYEE DIRECTORS AND CONSULTANTS RETAINER STOCK PLAN 2006
                              (Full Title of Plan)

                               GERSTEN SAVAGE LLP
                             Arthur S. Marcus, Esq.
                         600 Lexington Avenue, 9th Floor
                               New York, NY 10022
                     PHONE (212) 752-9700 FAX (212) 980-5192
                               (Agent for Service)


                       CALCULATION OF REGISTRATION FEE (1)

===============================================================================================
                                       PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF SECURITIES    AMOUNT TO BE    OFFERING PRICE     AGGREGATE            AMOUNT OF
TO BE REGISTERED       REGISTERED      PER UNIT           OFFERING PRICE       REGISTRATION FEE
-------------------    ------------    ----------------   ----------------     ----------------
Common Stock           45,914,644      $0.0020(1)         $91,829              $9.83
$0.00001 par value     shares          per share
===============================================================================================

(1) The securities of the Issuer are presently listed for trading on the OTCBB. The price is determined based on the average of the closing sales price of the Company's common stock on November 22, 24, 27, 28 and 29, 2006. Calculated solely for the purpose of determining the registration fee and computed in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended.

                                     PART I
                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information. (1)

Item 2. Registrant Information and Employee Plan Annual Information. (1)


                                     PART II

Item 3. Incorporation of Documents by Reference.

      The following documents filed by the Registrant with the Securities and Exchange Commission ("Commission") are hereby incorporated by reference in this Registration Statement:

      (a) The Registrant's Form 10-KSB containing Audited Financial Statements for the Registrant's fiscal year ended December 31, 2005;

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") which have been filed by the Registrant since the end of the fiscal year:

            (i) our Current Report on Form 8-K dated May 5, 2006, filed with the Commission on May 9, 2006;

            (ii) our Current Report on Form 8-K dated May 12, 2006, filed with the Commission on May 19, 2006;

            (iii) our Quarterly Report on Form 10QSB for the quarter ended March 31, 2006, filed with the Commission on May 23, 2006;

            (iv) our Annual Report on Form 10KSB/A for the year ended December 31, 2005, filed with the Commission on May 26, 2006;

            (v) our Current Report on Form 8-K/A dated May 5, 2006, filed with the Commission on July 27, 2006;

            (vi) our Quarterly Report on Form 10QSB for the quarter ended June 30, 2006, filed with the Commission on August 22, 2006;

            (vii) our Quarterly Report on Form 10QSB/A for the quarter ended June 30, 2006, filed with the Commission on September 12, 2006;

            (viii) our Current Report on Form 8-K dated September 20, 2006, filed with the Commission on September 22, 2006; and

            (ix) our Quarterly Report on Form 10QSB for the quarter ended September 30, 2006, filed with the Commission on November 14, 2006.


----------------
(1) The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Part II,
Item 3 of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

      (c) A description of the Registrant's securities contained in the Registration Statement on Form SB-2 filed with the Commission on October 4, 2001, filed by the Registrant to register the common stock under the Securities Act, including all amendments filed for the purpose of updating such common stock description.

      Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

      In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

      Not Applicable.

Item 5. Interests of Named Experts and Counsel.

      Not Applicable.

Item 6. Indemnification of Directors and Officers.

      Our By-Laws provide that the Company shall indemnify its directors, officer, employees, and agents as provided in the Articles of Incorporation. The Articles of Incorporation provide that the directors shall be protected from personal liability to the fullest extent permitted by applicable law.

      Title XXXVI, Chapter 607.0850 of the Florida Statutes provides as follows:

Chapter 607.0850. Indemnification of officers, directors, employees, and agents.

      (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

      (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

      (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

      (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

            (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

            (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

            (c) By independent legal counsel:

                  1. Selected by the board of directors prescribed in paragraph
            (a) or the committee prescribed in paragraph (b); or


                  2. If a quorum of the directors cannot be obtained for
            paragraph (a) and the committee cannot be designated under paragraph
            (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

            (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

      (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

      (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

      (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

            (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

            (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

            (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

            (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

      (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

      (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

            (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

            (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

            (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

      (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

      (11) For purposes of this section:

            (a) The term "other enterprises" includes employee benefit plans;

            (b) The term "expenses" includes counsel fees, including those for appeal;

            (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

            (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

            (e) The term "agent" includes a volunteer;

            (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

            (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

      (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section.

      The foregoing rightsof indemnification are not intended to be exclusive of any other right to which those indemnified may be entitled, and the Company has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

Item 7. Exemption from Registration Claimed.

      Not Applicable.

Item 8. Exhibits.

      See Index to Exhibits, which list of exhibits is incorporated herein by reference.

Item 9. Undertakings.

1. Issuer hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports we file pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 30, 2006.


                                        The Jackson Rivers Company


                                        By: /s/ Jeffrey W. Flannery
                                        ---------------------------
                                        Jeffrey W. Flannery
                                        Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                              Date

/s/ Jeffrey W. Flannery      Principal Executive               November 30, 2006
-----------------------      Officer, Principal Financial
Jeffrey W. Flannery          Officer and Director


/s/ James E. Nelson          President, Chief Operating        November 30, 2006
-----------------------      Officer, and Director
James E. Nelson

                                INDEX TO EXHIBITS

Exhibit
Number      Exhibit
---------   --------------------------------------------------------------------
4.1         Employee Stock Incentive Plan 2006
4.2         Non-Employee Directors and Consultants Retainer Stock Plan 2006
5.1         Opinion of Gersten Savage LLP
23.1        Consent of Malone & Bailey, PC, Independent Auditors
23.2        Consent of Gersten, Savage LLP (incorporated by reference to
            Exhibit 5.1)